Exhibit 10.1

THIRD AMENDED AND RESTATED OPERATING AGREEMENT
OF
DYNASTY FINANCIAL PARTNERS, LLC

Dated as of February [●], 2022

THE MEMBERSHIP UNITS REPRESENTED BY THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY STATE OR OTHER APPLICABLE SECURITIES LAWS.

THE MEMBERSHIP UNITS REPRESENTED BY THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER THE 1933 ACT AND STATE OR OTHER APPLICABLE LAWS OR AVAILABLE EXEMPTIONS THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT.

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THIRD AMENDED AND RESTATED OPERATING AGREEMENT

OF

DYNASTY FINANCIAL PARTNERS, LLC

This Third Amended and Restated Operating Agreement (this “Agreement”) of Dynasty Financial Partners, LLC (“DFP”), a limited liability company organized under the laws of the State of Delaware, is effective as of the Restructuring Effective Time (defined below) and is entered into by and among Dynasty Financial Management, LLC (“DM”) and Dynasty Financial Partners Inc. (“PubCo”), as members (individually, a “Member” and collectively, the “Members”).

BACKGROUND

WHEREAS, DFP was formed by the filing of the Certificate with the Secretary of State of Delaware on March 2, 2010;

WHEREAS, immediately prior to the Restructuring Effective Time, DFP was governed by the Second Amended and Restated Operating Agreement of DFP, dated as of August 1, 2017, as heretofore amended (the “Existing LLC Agreement”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of [●], 2022 (the “Merger Agreement”), by and among the DFP, DM, PubCo, and Dynasty Merger Sub, LLC, a wholly owned subsidiary of DM (“Merger Sub”), at the Restructuring Effective Time:

(i)	Merger Sub merged with and into DFP, with DFP surviving the merger (the “Merger”),

(ii)	(x) each unit of Class A Interests, Class C Common Interests, Class P Interests and Class Q Interests (except as described below) (each as defined in the Existing LLC Agreement) of DFP held by members of DFP immediately prior to the Merger were cancelled and converted into a right to receive DM Membership units and Class C common stock of PubCo, (y) each unit of Class B Interests (as defined in the Existing LLC Agreement) of DFP held by members of DFP immediately prior to the Merger were cancelled and converted into a right to receive one DM Membership Unit and Class B common stock of PubCo, and (z) certain units of Class Q Interests of DFP issued prior to January 1, 2021 were cancelled and converted into a right to receive Class A common stock of PubCo and an amount of cash from DFP, in each case, on the terms set forth in the Merger Agreement, and

(iii)	the limited liability company interests in Merger Sub held by DM immediately prior to the Merger were cancelled on the terms set forth in the Merger Agreement, and DM was admitted as a member of DFP;

(such series of actions the “Restructuring”);

WHEREAS, immediately following the Restructuring, PubCo is consummating an initial public offering of its Class A common stock (the “IPO”), and will use the proceeds from the IPO to purchase limited liability company interests of DFP; and

WHEREAS, at the Restructuring Effective Time, pursuant to the Merger Agreement, the Existing LLC Agreement is being amended and restated in its entirety pursuant to this Agreement to set forth the rights, duties, and responsibilities of the Members with respect to DFP and its business and affairs.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and intending to be legally bound hereby, the Existing LLC Agreement is hereby amended and restated as follows and the parties hereto covenant and agree as follows:

Article I
GENERAL PROVISIONS

Section 1.1          Definitions Appendix. Capitalized terms used but not defined in this Agreement have the respective meanings ascribed to such terms in the Definitions Appendix.

Section 1.2          Formation; Taxation as a Partnership; Qualification. DFP was formed as a limited liability company under the laws of the State of Delaware on March 2, 2010 by the filing by an authorized Person of the Certificate with the Office of the Secretary of State of the State of Delaware. The parties intend that DFP and each direct and indirect subsidiary of DFP shall constitute, and be treated, as either a “partnership” or “disregarded entity” for United States federal, state and local tax purposes and that notwithstanding anything herein to the contrary, unless and except to the extent that the Managing Member should determine otherwise, neither DFP nor any such subsidiary shall (and no Member shall, or shall cause or permit DFP or any such subsidiary to) make any election or do anything else that could cause DFP or any such subsidiary to not so constitute and/or to not be so treated. DFP (and if applicable, the Members) shall execute or cause to be executed all necessary certificates and documents, and shall make all such filings and recordings and shall do all other acts as may be necessary or appropriate from time to time to qualify DFP to conduct business in any jurisdiction in which DFP conducts business.

Section 1.3          Management. DFP shall be a limited liability company and the powers of DFP shall be exercised by and under the authority of, and the business and affairs of DFP shall be managed under the direction of, the Managing Member, as provided in this Agreement and under the Act. Whenever the terms of this Agreement conflict with the Act, the terms of this Agreement shall control, except with respect to any matters contained in the Act that cannot be modified or waived by a limited liability company operating agreement. This Agreement is intended to serve as a “limited liability company agreement” as such term is defined in §18-101(9) of the Act.

Section 1.4          Name and Registered Office; Principal Place of Business. The name of DFP is Dynasty Financial Partners, LLC and all business of DFP shall be conducted in such name or such other name as the Managing Member may determine from time to time. The Managing Member shall promptly notify the Members of any change of name of DFP. The registered agent and office of DFP required under the Act shall be as designated in the Certificate and may be changed by the Managing Member. The principal place of business of DFP shall be located at 200 Central Avenue, 15th Floor, St. Petersburg, FL 33701, or such other location as the Managing Member may determine from time to time. The Managing Member shall promptly notify the Members of any change of DFP’s principal place of business. DFP may also have offices at such other places both within and outside of the State of Delaware as the Managing Member may determine from time to time.

Section 1.5          Purpose. DFP may carry on any lawful business, purpose or activity for which limited liability companies may be organized under the Act; provided that DFP shall at all times be subject to any restrictions on its activities set forth in this Agreement. Subject to the terms of this Agreement, DFP shall possess and may exercise all the powers and privileges granted by the Act or by any other law, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of DFP.

Section 1.6          Term. The term of DFP commenced on the date of filing of the Certificate and shall continue until DFP is dissolved in accordance with this Agreement.

Section 1.7           Partition. No Member, nor any successor-in-interest to any Member, shall have the right, while this Agreement remains in effect, to have the property of DFP partitioned and each of the Members, on behalf of itself and its successors, representatives and assigns, hereby irrevocably waives any such right.

Section 1.8          Fiscal Year. The fiscal year of DFP shall begin on January 1 and end on December 31 of each calendar year unless otherwise required by law or determined by the Managing Member (the “Fiscal Year”).

Section 1.9          Title to DFP Property. All property owned by DFP whether real or personal, tangible or intangible, shall be deemed to be owned by DFP and no Member individually shall have any interest in any such property.

Article II
MANAGING MEMBER

Section 2.1          Management of DFP Generally

(a)          Except for situations in which the approval of the Members is expressly required by this Agreement, the powers of DFP shall be exercised by and under the authority of, and the business and affairs of DFP shall be managed under the direction of, PubCo as the Managing Member. Subject to any express limitations set forth in this Agreement, the Managing Member shall have full and complete authority, power and discretion to direct, manage and control the business, affairs and properties of DFP, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of DFP’s business.

(b)          Unless authorized to do so by this Agreement or by the Managing Member, no attorney-in-fact, employee or agent of DFP shall have any power or authority to bind DFP in any way, to pledge its credit or to render it liable for any purpose. No Member other than the Managing Member shall have any power or authority to bind DFP unless the Member has been expressly authorized by the Managing Member to act as an agent of DFP for such purpose.

Section 2.2          Authority and Power of the Managing Member. Except for situations in which the approval of the Members is expressly required by this Agreement, and subject in all cases to the other provisions of this Agreement, the Managing Member shall have full and complete authority, power and discretion on behalf of DFP:

(a)          to do and perform all acts as may be necessary or appropriate to the conduct of DFP’s business;

(b)          to purchase, hold, sell, exchange, transfer and otherwise acquire and dispose of and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to real and personal property, whether tangible or intangible, held by DFP;

(c)          to purchase liability and other insurance (including officers’ liability insurance) to protect DFP’s property and business;

(d)          to appoint from time to time such officers, committees, employees or other agents as the business of DFP may require, each of whom shall hold office for such period and shall have such authority and perform such duties as are provided in this Agreement, or if not so provided, as the Managing Member may determine from time to time;

(e)          to execute on behalf of DFP all instruments and documents, including checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of DFP’s property, assignments, bills of sale, leases, partnership agreements, operating agreements of other limited liability companies and any other instruments or documents necessary or advisable, in the opinion of the Managing Member, to the business of DFP;

(f)           to employ accountants, legal counsel, managing agents or other experts or consultants to perform services for DFP and to compensate them from DFP funds;

(g)          to enter into any and all other agreements on behalf of DFP with any other Person for any purpose, in such forms as the Managing Member may approve; and

(h)          to determine the amount and form of compensation for any officers, managers, employees, advisors, consultants or other service providers of DFP.

Section 2.3          Officers. The Managing Member may appoint and may delegate at any time and from time to time such authority, power and discretion (or any portion thereof), to one or more officers of DFP. Unless provided otherwise by the Managing Member, the officers of PubCo will also serve as the officers of DFP, with the same authority vis-à-vis DFP as such officers possess in their respective offices of PubCo.

Section 2.4          Reliance by Third Parties. Persons dealing with DFP are entitled to rely conclusively upon a certificate of the Managing Member to the effect that it is then acting as the Managing Member and upon the power of the Managing Member as set forth in this Agreement. Persons dealing with DFP shall be entitled to rely on a certificate of any officer of DFP as conclusive evidence of the incumbency of any officer of DFP and its authority to take action on behalf of DFP and shall be entitled to rely on a copy of any resolution or other action taken by the Managing Member, certified by any officer of DFP, as conclusive evidence of such action and of the authority of the officer referred to in such resolution or other action to bind DFP to the extent set forth therein.

Section 2.5          Reliance on Reports and Information by Member. A Member (including, for the avoidance of doubt, the Managing Member) of DFP shall be fully protected in relying in good faith upon the records of DFP and upon such information, opinions, reports or statements presented to DFP by any of its other Members, officers, employees or committees, or by any other Person, as to matters the Member reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of DFP, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of DFP or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 2.6          Bank Accounts. The Managing Member may from time to time open bank accounts in the name of DFP and any officer of DFP designated by the Managing Member shall be the sole signatory or signatories thereon.

Section 2.7          Expenses of DFP. DFP shall be responsible for payment of all expenses incurred by or on behalf of DFP with respect to the management of the business and affairs of DFP, including all expenses with respect to preparation and filing of tax returns and forms, informational reports and other legal, accounting and other professional expenses.

Section 2.8          Fiduciary Duties. Any duties (including fiduciary duties) of the Managing Member or the Members (in their capacity as Members) that would otherwise apply at law or in equity are hereby eliminated to the fullest extent permitted under the Act and any other applicable law; provided that: (i) the foregoing shall not eliminate the obligation of the Managing Member or the Members to act in compliance with the express terms of this Agreement and (ii) this Section 2.8 shall not be deemed to eliminate the implied contractual covenant of good faith and fair dealing.

Section 2.9          Reimbursement for Expenses.

(a)          The Members acknowledge and agree that, upon consummation of the IPO, PubCo’s Class A common stock will be publicly traded and therefore PubCo will have access to the public capital markets and that such status and the services performed by PubCo will inure to the benefit of DFP and all Members; therefore, PubCo shall be reimbursed by DFP for any reasonable out-of-pocket expenses incurred on behalf of DFP, as described in that certain Expense Reimbursement Agreement, of even date herewith, entered into by and among PubCo and DFP. For the avoidance of doubt, DFP and its Subsidiaries are expressly permitted to make payments under the Expense Reimbursement Agreement; such payments shall not be treated as Distributions.

(b)            Subject to Section 2.9(c), DFP shall be liable for, and shall reimburse DM on an after-tax basis at such intervals as DM may reasonably determine, for all (i) overhead, administrative expenses, insurance and reasonable legal, accounting and other professional fees and expenses of DM, (ii) franchise and similar taxes of DM and other fees and expenses in connection with the maintenance of the existence of DM, and (iii) reasonable expenses paid by DM on behalf of DFP. Such reimbursement shall be in addition to any reimbursement DM as a result of indemnification otherwise provided for under this Agreement.

(c)            To the extent practicable, DM expenses shall be billed directly to and paid by DFP.

Unless otherwise determined by the Managing Member, no reimbursement or indemnification payment made pursuant to Section 2.9(a), (b) or (c) shall be considered a distribution to the payee.

Article III
MEMBERS

Section 3.1            Meetings. Meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by (a) either Member if there are only two Members, (b) the Members holding a majority of the outstanding Membership Units, if there are more than two Members or (c) the Managing Member.

Section 3.2            Manner of Giving Notice. A notice of a meeting of the Members shall specify the place, day and hour of the meeting and any other information required by any provision of the Act or this Agreement. Written notice of every meeting of the Members shall be given to each Member of record entitled to vote at the meeting at least 24 hours prior to the date named for the meeting. Every such notice shall state the time, place and purpose of the meeting. Each meeting of the Members shall be held at the principal place of business of DFP unless the Persons calling such meeting determine to hold such meeting at a different, reasonably convenient place.

Section 3.3            Waiver of Notice.

(a)            Whenever any written notice is required to be given under the provisions of the Act or this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. The purpose of a meeting need not be specified in the waiver of notice of the meeting.

(b)            Attendance of a Person at any meeting shall constitute a waiver of notice of the meeting, except where a Person attends a meeting for the express purpose of objecting, and such Person does object, at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

Section 3.4            Use of Conference Telephone and Similar Equipment. Any Member may participate in any meeting of the Members by means of conference telephone or similar communications equipment with which all Persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 3.4 shall constitute presence in person at the meeting.

Section 3.5            Consent in Lieu of Meetings of the Members. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if, prior or subsequent to the action, a written consent describing the action to be taken is signed by Members holding the minimum number of Membership Units that would be necessary to authorize the action at a meeting at which all Members entitled to vote thereon were present and voting. All such consents shall be filed with DFP’s secretary. Prompt notice of the taking of action by Members without a meeting by less than unanimous written consent shall be given to those Members entitled to vote thereon and who have not consented in writing. Action taken under this Section 3.5 is effective when such number of consents required to authorize the proposed action shall have been received by DFP’s secretary, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first such Member signs a written consent.

Section 3.6            Organization. At every meeting of Members called by the Manager (and at any other meeting of Members where the Person(s) calling such meeting have so requested), the chairman, or in the absence of the chairman, the chief executive officer of DFP, shall act as chairman of the meeting. The secretary or, in the absence of the secretary, an assistant secretary, if there is one, or, in the absence of both the secretary and assistant secretaries, a Person appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 3.7            Record Date. For the purpose of determining Members who are entitled to notice of, or to vote at, any meeting of Members or any adjournment of such meeting, or Members entitled to receive payment of any distribution or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring the distribution or relating to such other purpose is adopted, as the case may be, shall be the record date for the determination of Members. Members of record on the date fixed shall be so entitled notwithstanding any permitted Transfer of a Member’s Membership Units after any record date fixed as provided in this Section 3.7. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 3.7, the determination shall apply to any adjournment of the meeting.

Section 3.8            Quorum. A meeting of Members of DFP duly called shall not be organized for the transaction of business unless a quorum is present. Members holding a majority of the Membership Units entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting, Members entitled to cast a majority of the votes so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting pursuant to Section 3.2. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during the meeting of Members whose absence would cause less than a quorum to be present.

Section 3.9           Manner of Acting. The affirmative vote of Members holding a majority of the Membership Units represented in person or by proxy at the meeting when a quorum is present and entitled to vote shall be the act of such Members unless the vote of a greater or lesser proportion or number of Membership Units is otherwise required by the Act or Section 11.3.

Section 3.10         Voting Rights of Members. Except as set forth in Section 11.3 or as otherwise required by applicable law that cannot be waived or eliminated, the holders of Membership Units do not have any voting rights whatsoever. On any matters required to be submitted to a vote of Members pursuant to Section 11.3 (which, for the avoidance of doubt, shall include only those matters requiring the consent of a Member other than the Managing Member pursuant to Section 11.3) or as otherwise required by applicable law that cannot be waived or eliminated (and only those matters), the holders of Membership Units shall have the right to one (1) vote per Membership Unit held at meetings of Members (and written actions in lieu of meetings). The Members shall constitute a single class of Members for purposes of the Act.

Section 3.11         Relationship of Members. Except as otherwise expressly and specifically provided in or as authorized pursuant to this Agreement:

(a)            nothing contained herein shall render any Member personally liable for any debts, obligations or liabilities incurred by the other Members or DFP whether arising in contract, tort or otherwise or for the acts or omissions of any other Member, agent or employee of DFP, except as expressly required by the Act;

(b)            no Member shall be constituted an agent of the other Members or DFP;

(c)            nothing contained herein shall create any interest on the part of any Member in the business or other assets of the other Members; and

(d)            no Member shall have any authority to act for, or to assume any obligation on behalf of, the other Members or DFP.

Section 3.12          Admission of Members. A Person may be admitted as a Member upon the purchase by or Transfer to such Person of a Membership Unit in DFP in accordance with the terms of this Agreement. Notwithstanding any other provision of this Agreement, PubCo and DM are hereby admitted as Members of DFP.

Section 3.13          Dissolution or Termination of a Member. If a Member is a corporation, limited liability company, trust or other entity and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor, including as to a successor the power under this Agreement of an assignee to become a Member, subject however to the approval of the Managing Member and to the terms of this Agreement, including with respect to Transfers of Membership Units.

Section 3.14         Bankruptcy of a Member.

(a)            Upon the happening of a Bankruptcy Event, the trustee, receiver or administrator of the Member that has suffered a Bankruptcy Event may exercise all of the rights of the Member for the purpose of settling the estate or administering the property of the Member that has suffered the Bankruptcy Event, including the power under this Agreement of an assignee to become a Member, subject however to the approval of the Managing Member and to the terms of this Agreement, including with respect to Transfers of Membership Units.

(b)            A “Bankruptcy Event” means the happening of any of the following events:

(i)              a Member makes an assignment for the benefit of creditors;

(ii)             a Member files a voluntary petition in bankruptcy;

(iii)            a Member is adjudged bankrupt or insolvent;

(iv)            a Member files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(v)             a Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any Proceeding of this nature;

(vi)            a Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of the properties of the Member; or

(vii)           within one hundred twenty (120) days after the commencement of any Proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the Proceeding has not been dismissed, or within ninety (90) days after the appointment without the consent or acquiescence of the Member, of a trustee, receiver or liquidator of the Member or of all of any substantial part of the properties of the Member, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

Article IV
MEMBERSHIP UNITS; LIQUIDATION AND WINDING-UP

Section 4.1            Membership Units.

(a)            DFP may issue one class of Membership Units having the designations, preferences or special rights set forth herein or as may otherwise be determined by the Managing Member. Each Membership Unit will be identical except that Membership Units may be subject to vesting conditions to the same extent the corresponding DM Membership Unit (as defined in Section 4.1(b)) is subject to vesting conditions, with the terms of those vesting conditions as set forth in this Agreement, the DM Operating Agreement or any other agreement or instrument providing for the issuance of that Membership Unit or corresponding DM Membership Unit (or the issuance of a predecessor equity instrument of the foregoing). The number of Membership Units held by each Member and each Member’s Percentage Interest shall be set forth on the Capital Accounts Table as it may be amended from time to time as contemplated herein. The Capital Accounts Table shall be promptly updated by the Managing Member from time to time to reflect the Transfer of any Membership Units and the issuance and purchase of any Membership Units to a new or existing Member in accordance with this Agreement. Any Membership Unit may be evidenced by a certificate if approved by the Managing Member. If a Membership Unit that is unvested fails to vest or is no longer capable of vesting, such Membership Unit shall automatically be cancelled and no longer be issued or outstanding.

(b)            The number of Membership Units authorized and issued to DM shall at all times equal the number of units representing limited liability company interests authorized and issued to members of DM pursuant to the DM Operating Agreement (collectively, the “DM Membership Units”). In the event any issuance, conversion, purchase, or Transfer of any DM Membership Units results in a change in the aggregate number of DM Membership Units outstanding, the number of Membership Units of DFP issued to DM shall automatically and without any further action of the Members be adjusted to reflect such change and the Capital Accounts Table shall be updated accordingly by the Managing Member.

(c)            As a condition to the issuance of any Membership Units to a new Member, each new Member shall execute an instrument agreeing to be bound as a Member by the terms and conditions of this Agreement and such other documents, instruments and agreements as set forth in this Agreement or as DFP may reasonably require.

Section 4.2            PubCo Ownership

(a)            If at any time PubCo issues a share of Class A common stock or any other Equity Security of PubCo entitled to any economic rights (including in the IPO) (an “Economic PubCo Security”) with regard thereto (other than Class B common stock, Class C common stock or other Equity Security of PubCo not entitled to any economic rights with respect thereto), (i) DFP shall issue to PubCo one Membership Unit (if PubCo issues a share of Class A common stock) or such other Equity Security of DFP (if PubCo issues an Economic PubCo Security other than Class A common stock) corresponding to the Economic PubCo Security, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Economic PubCo Security and (ii) the net proceeds received by PubCo with respect to the corresponding Economic PubCo Security, if any, shall be concurrently contributed to DFP; provided, however, that if PubCo issues any Economic PubCo Securities, some or all of the net proceeds of which are to be used to fund expenses or other obligations of PubCo for which PubCo would be permitted a distribution pursuant to Section 9.3, then PubCo shall not be required to transfer such net proceeds to DFP which are used or will be used to fund such expenses or obligations, and provided, further, that if PubCo issues any shares of Class A common stock in order to purchase or fund the purchase from a holder of DM Membership Units of such DM Membership Units (and shares of Class B common stock or Class C common stock, as applicable) or to purchase or fund the purchase of shares of Class A common stock equal to the number of shares of Class A common stock issued, then DFP shall not issue any new Membership Units in connection therewith and PubCo shall not be required to transfer such net proceeds to DFP (it being understood that such net proceeds shall instead be transferred to such holder as consideration for such purchase).

(b)            Notwithstanding Section 4.2(a), this Article IV shall not apply (i) to the issuance and distribution to holders of shares of PubCo common stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (it being understood that, upon exchange of Paired Units for Class A common stock pursuant to the Exchange Agreement, such Class A common stock will be issued together with a corresponding right) or (ii) to the issuance under PubCo’s employee benefit plans of any warrants, options or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

Section 4.3            Restrictions on PubCo Common Stock

(a)            Except as otherwise determined by the Managing Member in accordance with Section 4.3(d), (i) DFP may not issue any additional Membership Units to PubCo or any of its Subsidiaries unless substantially simultaneously therewith PubCo or such Subsidiary issues or sells an equal number of shares of Class A common stock to another Person and (ii) DFP may not issue any other Equity Securities of DFP to PubCo or any of its Subsidiaries unless substantially simultaneously, PubCo or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of DFP.

(b)            Except as otherwise determined by the Managing Member in accordance with Section 4.3(d), (i) PubCo or any of its Subsidiaries may not redeem, repurchase or otherwise acquire any shares of Class A common stock unless substantially simultaneously DFP redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Membership Units for the same price per security (or, if PubCo uses funds received from distributions from DFP or the net proceeds from an issuance of Class A common stock to fund such redemption, repurchase or acquisition, then DFP shall cancel an equal number of Membership Units for no consideration) (such redemption, repurchase, acquisition and cancellation, as applicable, by DFP being hereby authorized in all respects) and (ii) PubCo or any of its Subsidiaries may not redeem, repurchase or otherwise acquire any other Equity Securities of PubCo or such Subsidiary unless substantially simultaneously, DFP redeems or repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Equity Securities of DFP of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) or other economic rights as those of such Equity Securities of PubCo or such Subsidiary for the same price per security (or, if PubCo uses funds received from distributions from DFP or the net proceeds from an issuance of Equity Securities other than Class A common stock to fund such redemption, repurchase or acquisition, then DFP shall cancel an equal number of its corresponding Equity Securities for no consideration) (such redemption, repurchase, acquisition and cancellation, as applicable, by DFP being hereby authorized in all respects). Except as otherwise determined by the Managing Member in accordance with Section 4.3(d): (x) DFP may not redeem, repurchase or otherwise acquire Membership Units from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires an equal number of Class A common stock for the same price per security from holders thereof (except that, if DFP cancels Membership Units for no consideration as described in Section 4.3(b)(i), then the price per security need not be the same) and (y) DFP may not redeem, repurchase or otherwise acquire any other Equity Securities of DFP from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo or such Subsidiary of a corresponding class or series with substantially the same rights to dividends and distributions (including dividends and distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo (except that if DFP cancels Equity Securities for no consideration as described in Section 4.3(b)(ii), then the price per security need not be the same). Notwithstanding the immediately preceding sentence, to the extent that any consideration payable to PubCo in connection with the redemption or repurchase or other acquisition of any shares or other Equity Securities of PubCo or any of its Subsidiaries consists (in whole or in part) of shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then redemption or repurchase of the corresponding Membership Units or other Equity Securities of DFP shall be effectuated in an equivalent manner (except if DFP cancels Membership Units or other Equity Securities for no consideration as described in this Section 4.3(b)).

(c)            DFP shall not in any manner effect any subdivision (by any Membership Unit split, Membership Unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse interest split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Membership Units unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding PubCo common stock, with corresponding changes made with respect to any other exchangeable or convertible securities. PubCo shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding PubCo common stock unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Membership Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(d)            Notwithstanding anything to the contrary in Section 4.2 or this Section 4.3:

(i)              if at any time the Managing Member shall determine that any debt instrument of PubCo, DFP or its Subsidiaries shall not permit PubCo or DFP to comply with the provisions of Section 4.3(a) or Section 4.3(b) in connection with the issuance, redemption, repurchase or other acquisition of any shares of Class A common stock or other Equity Securities of PubCo or any of its Subsidiaries or any Membership Units or other Equity Securities of DFP, then the Managing Member may in good faith implement an economically equivalent alternative arrangement without complying with such provisions;

(ii)             if (x) PubCo incurs any indebtedness and desires to transfer the proceeds of such indebtedness to DFP and (y) PubCo is unable to lend the proceeds of such indebtedness to DFP on an equivalent basis because of restrictions in any debt instrument of PubCo, DFP or its Subsidiaries, then notwithstanding Section 4.3(a) or Section 4.3(b), the Managing Member may in good faith implement an economically equivalent alternative arrangement in connection with the transfer of proceeds to DFP using non-participating preferred Equity Securities of DFP without complying with such provisions; and

(iii)            if PubCo receives a distribution pursuant to Article IX and PubCo subsequently contributes any of the amounts received to DFP, the Managing Member may take any reasonable action to properly reflect the changes in the Members’ economic interests in DFP including by making appropriate adjustments to the number of Membership Units held by DM in order to proportionally reduce the respective Percentage Interests held by DM.

Section 4.4            Liquidation, Dissolution or Winding Up.

(a)            DFP shall be dissolved upon the first to occur of the following (a “Liquidation Event”): (i) consent of the Managing Member to dissolve DFP, (ii) at any time there are no members of DFP, unless DFP is continued without dissolution in accordance with the Act, or (iii) upon the entry of a decree of judicial dissolution of DFP under §18-802 of the Act. Upon the occurrence of an event causing dissolution, the continuing operation of DFP’s business shall be confined to those activities reasonably necessary to wind up DFP’s affairs, discharge its obligations and preserve and distribute its assets, and shall be conducted in such manner as the Managing Member may determine.

(b)            In the event of a dissolution of DFP, its assets shall be liquidated and its affairs wound up and all proceeds shall be distributed in the following manner and order of priority:

(i)              First, to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of DFP (whether by payment or the making of reasonable provision for payment thereof, including the establishment of any reserves as DFP may deem reasonably necessary for contingent, conditional or unmatured claims or obligations of DFP arising out of or in connection with DFP or its liquidation, and any such reserves shall be held by DFP for the purpose of disbursing such reserves in payment of any of the aforementioned liabilities until the Managing Member determines that such reserves are no longer necessary and DFP’s liabilities have been fully satisfied in accordance with the Act); and

(ii)             Thereafter, in accordance with Section 9.1.

(c)            Distribution of Assets Other than Cash. In the event DFP proposes to distribute assets other than cash in connection with any Liquidation Event, such distribution (and the amount thereof) pursuant to Section 9.1 shall be equal to the Fair Market Value of such assets, and such assets shall be treated as having sold for an amount equal to such Fair Market Value for purposes of determining the Capital Transaction Gain or Capital Transaction Loss, as applicable, for the Taxable Year in which the Liquidation Event occurs.

(d)            Notice of Liquidation Event. To the fullest extent permitted by law, DFP shall provide each Member with not less than twenty (20) days’ prior written notice of a Liquidation Event, which notice shall set forth the material terms and conditions of the Liquidation Event; provided, however, that subject to compliance with the Act, such period may be shortened or waived (but not to less than three (3) days) upon the consent of the Managing Member.

(e)            Allocations upon Liquidation Event. DFP’s Capital Transaction Gain or Capital Transaction Loss (and/or, otherwise, the income, gain, losses and deductions of DFP) for the Taxable Year in which DFP dissolves and winds up shall be allocated to and among the Members in a manner such that the Capital Account balance of each Member, immediately after giving effect to such allocations, shall, as nearly as possible, equal (proportionately) the amount to be distributed (for each Member, such Member’s “Final Distribution”) to each Member upon such dissolution and winding up pursuant to Section 4.4(b) (and, as applicable, Section 9.1). For purposes of this Section 4.4(e), the allocation provisions contained in this Agreement are intended to produce a final Capital Account balance for each Member (such Member’s “Target Final Balance”) that is equal to such Member’s Final Distribution upon DFP’s dissolution and winding up and that to the extent that the allocation provisions of this Agreement would not produce the Target Final Balance for any Member, then this Agreement shall be automatically amended, and allocations of Ordinary Profit, Ordinary Loss, Capital Transaction Gain and/or Capital Transaction Loss (and/or, otherwise, the items of income — including gross income — gain, deductions and/or losses of DFP) shall be allocated in such manner so as to produce such Target Final Balance for each Member (and, if and to the extent necessary, for any prior Taxable Year if the United States federal income tax return of DFP for such prior Taxable Year has not yet been filed or is still open and can be amended, shall be specially allocated to the extent the Managing Member reasonably determines to be necessary to cause the respective positive Capital Account balance of each Member to be equal to such Member’s Target Final Balance).

Section 4.5            Exchanges.

(a)            Upon the exchange by any holder of Paired Units for shares of Class A common stock of PubCo pursuant to the Exchange Agreement (as defined in the DM Operating Agreement), as of the effective date of such exchange, to the extent contemplated by the Exchange Agreement, DFP shall cancel any Membership Units in respect of the Paired Units so exchanged and for each such Paired Unit so exchanged issue one Membership Unit to PubCo.

(b)           The Managing Member shall at all times reserve and keep available out of its authorized but unissued Class A common stock, such number of shares of Class A common stock as shall be deliverable upon any exchange contemplated by this Section 4.5.

Article V
CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS

Section 5.1            Capital Accounts. DFP shall maintain Capital Accounts determined and adjusted in accordance with the rules of Treasury Regulations Section 1.704-1 (b)(2)(iv). A Member shall not be entitled to withdraw any part of its Capital Account or to receive any Distribution from DFP, except as specifically provided in this Agreement. Any Member that shall receive a Membership Unit or whose Membership Units shall be increased by means of a Transfer to it of all or part of the Membership Units of another Member, shall have a Capital Account that reflects such Transfer.

Section 5.2            Capital Contributions. The number of Membership Units held by each Member and each Member’s Percentage Interest and contribution shall be set forth on a confidential document maintained by the Managing Member (the “Capital Accounts Table”), as it may be amended from time to time as contemplated herein. The Capital Accounts of the Members shall be equal to the value of the Members’ respective capital contributions (“Capital Contributions”).

Section 5.3           Use of Capital Contributions. The Capital Contributions made pursuant to this Article V shall be used, together with other funds available to DFP, to engage in any business that DFP or its subsidiaries may lawfully conduct and for the payment of the liabilities and obligations of DFP or its subsidiaries. No Member shall be entitled to interest on any Capital Contribution or Capital Account. No Member shall have the right to demand or receive the return of all or any part of any Capital Contribution, except as otherwise may be expressly provided in this Agreement, and no Member shall be personally liable for the return of the Capital Contribution of any other Member.

Section 5.4            Limitations upon Liability of a Member. Except as otherwise expressly and specifically provided in, or required by, the Act or this Agreement, no Member shall be personally liable for any of the losses, debts, liabilities, expenses and/or other obligations of DFP, nor shall any Member have any obligation at any time to restore any deficit that may exist in such Member’s Capital Account (including, without limitation, upon DFP’s dissolution and liquidation). To the fullest extent permitted by the Act, a Member shall have no obligation to return any Distributions received from DFP.

Article VI
TRANSFER OF MEMBERSHIP UNITS

Section 6.1            Transfer by Member of Membership Units. No Member may Transfer any Membership Units, in whole or in part, without the approval of the Managing Member. Notwithstanding anything to the contrary in this Article VI, (i) Section 6.2(d) of the DM Operating Agreement shall govern the DM Unit Exchange (as defined in the DM Operating Agreement) contemplated thereby and the Exchange Agreement shall govern the exchange of Paired Units for shares of Class A common stock, and neither a DM Unit Exchange contemplated by Section 6.2(d) of the DM Operating Agreement nor an exchange pursuant to and in accordance with the Exchange Agreement shall be considered a “Transfer” for purposes of this Agreement, and (ii) the certificate of incorporation of PubCo shall govern the conversion of Class B common stock to Class C common stock, and a conversion pursuant to and in accordance with the certificate of incorporation of PubCo shall not be considered a “Transfer” for purposes of this Agreement.

Section 6.2            Reliance on Records. DFP and the Managing Member will be entitled to consider the owner of any Membership Unit in DFP as set forth in the books and records of DFP as the absolute owner thereof for all purposes. Neither DFP nor the Managing Member will incur any liability for distributions of cash or other property made in good faith to the owner of a Membership Unit in DFP until such time as a written assignment of such Membership Unit has been received and accepted by the Managing Member and recorded on the books of DFP. In the event of an assignment by a Member, allocations between the assignor and assignee of deductions, credits and income of DFP for United States federal, state and local income tax purposes shall be based on the portion of the Fiscal Year during which the assignor and assignee each owned such Membership Unit, unless the Managing Member determines to close the books on the date of such assignment.

Section 6.3            Resignation of a Member. No Member shall be entitled to voluntarily resign from DFP without the consent of the Managing Member prior to the dissolution and winding up of DFP in accordance with this Agreement. Any attempt to resign from DFP without complying with this Section 6.3 shall, to the fullest extent permitted by law, be ineffective.

Section 6.4            Admission of Additional Members. DFP may admit additional or substitute Members subject to approval by the Managing Member.

Article VII
INDEMNIFICATION

Section 7.1             Indemnification by DFP.

(a)            DFP shall indemnify and hold harmless each Indemnified Representative against any Liability incurred in connection with any Proceeding in which the Indemnified Representative may be involved as a party or otherwise in either such case by reason of the fact that such Person is or was serving in an Indemnified Capacity, including Liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence or act giving rise to strict or products liability, except:

(i)            where such indemnification is expressly prohibited by applicable law;

(ii)            where the conduct of the Indemnified Representative has been finally determined:

(A)            to constitute willful misconduct, gross negligence, fraud or knowing violation of law; or

(B)            to be based upon or attributable to the receipt by the Indemnified Representative from DFP of a personal benefit to which the Indemnified Representative is not legally entitled; or

(iii)            to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

(b)            If an Indemnified Representative is entitled to indemnification in respect of a portion, but not all, of any Liabilities to which such Person may be subject, DFP shall indemnify such Indemnified Representative to the maximum extent for such portion of the Liabilities.

(c)            The termination of a Proceeding by settlement shall not create a presumption that the Indemnified Representative is not entitled to indemnification.

(d)            To the extent that an Indemnified Representative has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, such Person shall, to the fullest extent permitted by law, be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such Person in connection therewith.

Section 7.2            Advancing Expenses. To the fullest extent permitted by law, DFP shall pay the expenses (including attorneys’ fees and disbursements) incurred by an Indemnified Representative in advance of the final disposition of a Proceeding described in this Article VII upon receipt of an undertaking by or on behalf of the Indemnified Representative to repay the amount if it is ultimately determined that such Person is not entitled to be indemnified by DFP pursuant to this Article VII. The financial ability of an Indemnified Representative to repay an advance shall not be a prerequisite to the making of such advance.

Section 7.3            Securing Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided in this Article VII or otherwise, DFP may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of DFP or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Managing Member shall deem appropriate. Absent fraud, the determination of the Managing Member with respect to such amounts, costs, terms and conditions shall be conclusive against all Members, security holders, officers and the Managing Member and shall not be subject to voidability.

Section 7.4            Payment of Indemnification. To the fullest extent permitted by law, an Indemnified Representative shall be entitled to indemnification within thirty (30) days after a written request for indemnification has been delivered to the secretary of DFP and the other conditions herein to being indemnified by DFP have been satisfied. The indemnification pursuant to this Article VII shall be made only from the assets of DFP and no Member shall be personally liable therefor. Given that certain claims may arise for which the Indemnified Representative may be entitled to indemnification or advancement of expenses from a combination of DFP, DM and/or PubCo pursuant to the laws of Delaware, the governing documents of such entity (including this Agreement), or a contract between such entity and such Indemnified Representative, DFP acknowledges and agrees that DFP shall be fully and primarily responsible for the payment to the Indemnified Representative in respect of any such indemnification or advancement obligations and that any such Indemnified Representative shall only seek payment, including the advancement of expenses, from DFP and shall not seek payment, including the advancement of expenses, from DM.

Section 7.5             Insurance. DFP may purchase and maintain insurance on behalf of any Person who is or was an Indemnified Representative, or who is or was providing services to DFP against any Liability asserted against him, her or it or incurred by him, her or it in any such capacity or arising out of his, her or its status as such, whether or not DFP would have the power or the obligation to indemnify him, her or it against such Liability under this Article VII.

Section 7.6            Contribution. If the indemnification provided for in this Article VII or otherwise is unavailable for any reason in respect of any Liability or portion thereof, (other than as set forth in Section 7.1(a)(i)-(iii)), DFP shall, to the fullest extent permitted by law, contribute to the Liabilities to which the Indemnified Representative may be subject in such proportion as is appropriate to reflect the intent of this Article VII or otherwise; provided, however, that no Member shall be obligated to contribute additional capital to DFP in connection with this Section 7.6.

Section 7.7            Contract Rights; Amendment or Repeal. All rights under this Article VII shall be deemed a contract between DFP and the Indemnified Representative pursuant to which DFP and each Indemnified Representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

Section 7.8            Scope of Article. The rights granted by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of disinterested Members or otherwise, both as to action in an Indemnified Capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Article VII shall continue as to a Person who has ceased to be an Indemnified Representative in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such Person.

Section 7.9            Reliance on Provisions. Each Person who shall act as an Indemnified Representative of DFP shall be deemed to be doing so in reliance upon the rights of indemnification, contribution and advancement of expenses provided by this Article VII.

Article VIII
ALLOCATIONS OF PROFIT AND LOSS

Section 8.1            Allocations Generally. After giving effect to the special allocations set forth in Section 8.2 or 8.3 hereof, and subject to Section 4.4(e), Ordinary Profits, Ordinary Losses, Capital Transaction Gain and Capital Transaction Loss shall be allocated as follows:

(a)            Ordinary Profits. Ordinary Profits for any Fiscal Year shall be allocated among the Members in accordance with their then respective Percentage Interests.

(b)            Ordinary Losses. Ordinary Losses for any Fiscal Year shall be allocated among the Members in accordance with their then respective Percentage Interests.

(c)            Capital Transaction Gain and Capital Transaction Loss. Capital Transaction Gain or Capital Transaction Loss shall be allocated to the Members in accordance with Section 4.4(e) and, in applying such Section 4.4(e), by treating the amount of the net proceeds from the Capital Transaction that resulted in such Capital Transaction Gain or Capital Transaction Loss that would be distributable to each Member pursuant to Section 9.1 as such Member’s Final Distribution.

Section 8.2            Allocations Under Regulations.

(a)            Company Nonrecourse Deductions. Deductions attributable (under Treasury Regulation Section 1.704-2(c)) to “company nonrecourse liabilities” (within the meaning of Treasury Regulation Section 1.704-2(b)(1)) shall be allocated among the Members in accordance with their respective Percentage Interests. Because the allocation of company nonrecourse deductions shall increase the potential minimum gain chargeback under Section 8.2(d), an allocation of company nonrecourse deductions under this provision shall not reduce a Member’s Capital Account.

(b)            Member Nonrecourse Deductions. Deductions attributable (under Treasury Regulation Section 1.704-2(i)(2)) to “member nonrecourse debt” (within the meaning of Treasury Regulation Section 1.704-2(b)(4)) shall be allocated, in accordance with Treasury Regulation Section 1.704- 2(i)(1), to the Member who bears the economic risk of loss with respect to the debt to which the loss is attributable. Because the allocation of member nonrecourse deductions shall increase the potential minimum gain chargeback under Section 8.2(d), an allocation of member nonrecourse provisions under this provision shall not reduce a Member’s Capital Account.

(c)            Minimum Gain Chargeback. If, in any Fiscal Year there is a net decrease in company minimum gain (as defined in Treasury Regulation Section 1.704-2(d)) (other than a decrease attributable to a “book up” in the Gross Asset Value of DFP’s assets, a decrease offset by an increase in member minimum gain or any other decrease for which a minimum gain chargeback is not required under Treasury Regulation Section 1.704-2(f)), then each Member shall be allocated Income equal to that Member’s share of the net decrease in minimum gain for the year, as determined by Treasury Regulation Section 1.704-2(g)(2). The items of Income to be allocated under this Section are determined under Treasury Regulation Section 1.704-2(j)(2). In the event there is insufficient Income for the Fiscal Year to chargeback each Member’s share of the decrease in company minimum gain fully, then the chargeback for the Fiscal Year shall be in proportion to each Member’s share of the decrease and any decrease that has not been charged back shall be carried over and be treated as a decrease in company minimum gain in the following year. This subsection is intended to comply with the minimum gain chargeback requirement of Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)            Member Minimum Gain Chargeback. If, in any Fiscal Year there is a net decrease in member minimum gain (as defined in Treasury Regulation Section 1.704-2(i)) (other than a decrease attributable to a “book up” in the Gross Asset Value of DFP’s assets, a decrease offset by an increase in member minimum gain or any other decrease for which a member minimum gain chargeback is not required under Treasury Regulation Section 1.704--2(i)(4)), then, after the allocation set forth above in Section 8.2(c), each Member shall be allocated Income equal to that Member’s share of the net decrease in member minimum gain for the year, as determined by Treasury Regulation Section 1.704-2(i)(3). The items of Income to be allocated under this Section are determined under Treasury Regulation Section 1.704-2(j)(2). In the event there is insufficient Income for the Fiscal Year to chargeback each Member’s share of the decrease in member minimum gain fully, then the chargeback for the Fiscal Year shall be in proportion to each Member’s share of the decrease and any decrease that has not been charged back shall be carried over and be treated as a decrease in member minimum gain in the following year. This subsection is intended to comply with the requirement of Treasury Regulation Section 1.704--2(i)(4) that there be a chargeback of Member nonrecourse debt minimum gain and shall be interpreted consistently therewith.

(e)            Qualified Income Offset. This subsection is intended to provide for a “qualified income offset” (within the meaning of Treasury Regulation Section 1.704-1 (b)(2)(ii)(d)) and shall be interpreted in a manner consistent with such intent. In the event any Member received any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that was not reasonably expected as of the end of the preceding Fiscal Year and that causes, or increases, a deficit in the Member’s Capital Account, Income (composed of a pro rata portion of each element remaining after the allocations in earlier subsections of this Section 8.2) shall be allocated to that Member in an amount and manner sufficient to eliminate any portion of the deficit balance in the Member’s Capital Account that is attributable to the adjustment, allocation or distribution referred to above. If there is insufficient Income in any Fiscal Year to make the allocation called for under this subsection, then the shortfall shall be carried over to subsequent years and shall be treated as a qualified income offset in those years. Allocations under this subsection shall only be made to the extent that a Member has a deficit in his, her or its Capital Account after all other allocations provided in this Article VIII have been tentatively made as if this subsection were not in the Agreement. For purposes of this subsection, a Member’s Capital Account balance shall be increased by the amount, if any, by which its deficit Capital Account balance exceeds the amount the Member is obligated to restore (or is treated as obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c)) and decreased by (i) the amount of distributions that are reasonably expected to be made to such Member in excess of increases to such Member’s Capital Account that are likely to occur during (or prior to) the Fiscal Years in which such distributions are reasonably expected to be made and (ii) the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4) and (5) that, as of the end of the current Fiscal Year, reasonably are expected to be made to such Member. For purposes of clause (i) of the preceding sentence, increases to a Member’s Capital Account pursuant to a company minimum gain chargeback requirement under Section 8.2(c) are taken into account only to the extent that such chargebacks will offset distributions of company nonrecourse liability proceeds that are reasonably expected to be made to such Member and that such distributions are allocable to an increase in company minimum gain.

(f)            Source of Distributions. For purposes of this Section 8.2, DFP shall treat distributions as having been made from the proceeds of a company nonrecourse liability or a member nonrecourse debt only to the extent that such distributions would cause or increase a deficit Capital Account for any Member in the absence of such treatment.

(g)            Exculpatory Nonrecourse Liabilities. Unless and until additional guidance is issued by the Internal Revenue Service, the provisions of this Section 8.2 that are dependent upon determinations of company nonrecourse liabilities and member nonrecourse debt shall be applied as the Managing Member shall determine.

Section 8.3            Other Allocations.

(a)            Allocations When Gross Asset Value Differs from Tax Basis. When the Gross Asset Value of a DFP asset is different from its adjusted tax basis for income tax purposes, then, solely for United States federal, state and local income tax purposes and not for purposes of computing Capital Accounts, income, gain, loss, deduction and credit with respect to such assets (“Section 704(c) Assets”) shall be allocated among the Members to take this difference into account in accordance with the principles of Code Section 704(c), as set forth herein and in the Treasury Regulations thereunder and under Code Section 704(b). Except to the extent otherwise required by final Treasury Regulations, the calculation and allocations eliminating the differences between Gross Asset Value and adjusted tax basis of the Section 704(c) Assets shall be made pursuant to the traditional method set forth in Treasury Regulations Section 1.704-3(b); provided that the traditional method with curative allocations (as described in the final sentence of Treasury Regulations Section 1.704-3(c)(3)(iii)(B)) shall apply with respect to gain from the sale of such assets.

(b)            Allocation of PTET. Any taxes paid by DFP with respect to any PTET (including pursuant to a PTET Election) shall be allocated to the Members to whom such payments are attributable.

(c)            Provisions Binding. The Members shall be bound by the provisions of this Article VIII in reporting their shares of DFP income, gain, loss and deduction for tax purposes.

(d)            Compliance with Code Section 706. For purposes of determining the Ordinary Profits, Ordinary Loss, Capital Transaction Gain, Capital Transaction Loss or any other items allocable to any period, such Ordinary Profits, Ordinary Loss, Capital Transaction Gain, Capital Transaction Loss and any such other items shall be determined on a daily, monthly or other basis, using any permissible method under Code Section 706 and the Treasury Regulations thereunder as the Managing Member shall determine.

Article IX
DISTRIBUTIONS

Section 9.1      Distributions. Except as otherwise provided in, and subject to, the other provisions of this Article IX (including Section 9.2 and Section 9.3), any Distributable Ordinary Proceeds and/or Distributable Capital Transaction Proceeds may, in the sole discretion of the Managing Member, and to the extent permitted hereunder and under applicable law, be distributed to the Members in proportion to and to the extent of their respective Percentage Interests; provided that, except with respect to Tax Distributions, any Distributions in respect of an unvested Membership Unit shall be held by DFP and not paid until such time as the applicable vesting conditions for such unvested Membership Unit are satisfied. Notwithstanding any other provision of this Agreement, DFP shall not make any distribution or other payment to a Member on account of its interest in DFP if such distribution would violate the Act or other applicable law.

Section 9.2      Tax Distribution. Unless and until DFP shall have (and/or shall have set aside for distribution based on reasonable estimates) sufficient funds for the making of all of the distributions provided for in this Section 9.2 for any Taxable Year, DFP shall not make any Distributions pursuant to Section 9.1 (except in the case of a distribution pursuant to Section 9.1 by reason of the application of Section 4.4(b)). Not later than five (5) business days after each Fiscal Quarter Payment Date, but subject to applicable law or any loan or other agreement to which DFP and any of its direct and indirect subsidiaries is or may become subject DFP shall distribute to each Member in immediately available funds an amount of cash at least equal to (if greater than zero) (a “Tax Distribution”): (i) such Member’s Tax Distribution Amount (defined below) for such Fiscal Quarter Payment Date, less (but without duplication) and (ii) the aggregate Tax Distributions and other Distributions previously distributed to such Member during the current Taxable Year in which such date falls (and including, without limitation, by reason of the application of Section 9.3); provided, however, if the Managing Member should determine there to be an insufficient amount of cash to distribute the full Tax Distribution amount to all of the Members, then DFP shall distribute the total amount of cash that the Managing Member determines there to be available for distribution to the Members in proportion to the Tax Distribution amount to which each Member would otherwise be entitled to receive (if there had been a sufficient amount of cash to so distribute). Any Tax Distribution shall be treated for all purposes of this Agreement as an advanced Distribution (and, further, as Distributable Capital Transaction Proceeds if and to the extent the Tax Distribution Amount is in respect of taxable income and gain that is the result of, and/or arising from, a Capital Transaction or is made in respect of DFP’s liquidation or, otherwise, as Distributable Ordinary Proceeds) pursuant to Section 9.1 (including by reason of the application of Section 4.4(b)) to the Member who receives such Tax Distribution, and shall otherwise reduce dollar-for-dollar the amount of the Distributions to which such Member is otherwise entitled pursuant to Section 9.1 (including by reason of the application of Section 4.4(b)). As used herein, “Tax Distribution Amount” means, with respect to any Member and any Fiscal Quarter Payment Date, the product of: (x) the Applicable Percentage; and (y) the cumulative taxable income and gain for United States federal income tax purposes recognized by DFP for a Taxable Year in which such Fiscal Quarter Payment Date falls, reduced by any and all of the recognized deductions and losses for United States federal income tax purposes incurred and/or recognized by DFP and not otherwise taken into account and/or reflected in such taxable income and gain, that is (or would be) allocable to such Member for such Taxable Year (and, for this purpose, assuming that such Taxable Year ended on such Fiscal Quarter Payment Date and further assuming that DFP’s cumulative taxable income, gain, loss and deductions shall include DFP’s share, but without duplication, of the taxable income, gain, loss and deductions of each of its direct and indirect subsidiaries to the extent said income, gain, loss and deductions would otherwise “flow-up” to, and be required to be reported by, DFP on its own United States federal income tax return for United States federal income tax purposes — e.g., if such direct and indirect subsidiaries were all either “disregarded entities” and/or “partnerships”, with no intervening “subchapter C corporation”, for United States federal income tax purposes), all as the Managing Member shall reasonably determine and estimate.

Section 9.3      Payments Under the Expense Reimbursement Agreement. All payments under the Expense Reimbursement Agreement shall be treated as a fee in consideration for the obligations and limitations under this Agreement and shall not be treated as Distributions.

Section 9.4      Withholding. DFP shall comply with any and all of its withholding obligations under the Code and under any applicable United States federal, state, local and, as applicable, foreign tax law. Any amount so withheld by DFP and paid over to the Internal Revenue Service and/or any other tax or other federal, state, local or foreign governmental authority, agency, entity, instrumentality or other body (any of the foregoing, a “Tax Authority”) in respect of any payment or distribution made by DFP to any Member or other Person shall be treated as an amount actually paid or distributed to such Member or other Person for all purposes of this Agreement. With respect to any amount required to be remitted by DFP to any Tax Authority in respect of any income and/or gain allocated and/or allocable to any Member or other Person, the amount so remitted (together with any accrued interest thereon, as provided for below) shall be treated and constitute for all purposes of this Agreement as (without duplication) a Tax Distribution and Distribution (or advance Tax Distribution and Distribution, as the case may be) made to such Member pursuant to Section 9.1 and Section 9.2 (including by reason of the application of Section 4.4(b)) and shall offset and reduce, dollar-for-dollar, the amount that DFP would otherwise be required to distribute, whether as a Distribution or Tax Distribution, to such Member pursuant to Section 9.1 and Section 9.2 (including by reason of the application of Section 4.4(b)).

Section 9.5      PTET. In the event DFP pays any PTET in any jurisdiction, including as a result of making a PTET Election in such jurisdiction, any amounts so paid with respect to such PTET shall be deemed distributed to the Members to whom such payments are attributable.

Article X
TAX MATTERS

Section 10.1      Tax Matters Member.

(a)            The Managing Member shall appoint a Member (which may be itself) to serve as (i) with respect to taxable years of DFP beginning before January 1, 2018, the tax matters partner of DFP within the meaning of Code Section 6231(a)(7) as in effect for such taxable years and (ii) with respect to taxable years of DFP beginning on or after January 1, 2018, the partnership representative of DFP within the meaning of Code Section 6223(a) (the “Tax Matters Member”). The Managing Member shall serve in such capacity for so long as it is not the subject of a Bankruptcy Event and is otherwise entitled to act as the Tax Matters Member. The Tax Matters Member may file a designation of itself as such with the IRS. The Tax Matters Member shall (i) furnish to each Member affected by an audit of DFP’s income tax returns a copy of each notice or other communication received from the applicable Tax Authority, (ii) keep such Member informed of any administrative or judicial Proceeding, including, for taxable years of DFP beginning before January 1, 2018, as required by Code Section 6223(g) as in effect for such taxable years and (iii) allow such Member an opportunity to participate in all such administrative and judicial Proceedings. For taxable years of DFP beginning before January 1, 2018, the Tax Matters Member shall take such action as may be reasonably necessary to constitute such other Member a “notice member” within the meaning of Section 6231(a)(8) of the Code as in effect for such taxable years; provided, however, that the other Member provides the Tax Matters Member with the information that is necessary to take such action.

(b)            DFP shall not be obligated to pay any fees or other compensation to the Tax Matters Member in his, her or its capacity as such. However, DFP shall reimburse the expenses (including reasonable attorneys’ and other professional fees) incurred by the Tax Matters Member in such capacity. Each Member who elects to participate in DFP administrative tax Proceedings shall be responsible for its own expenses incurred in connection with such participation. In addition, the cost of any adjustments to a Member and the cost of any resulting audits or adjustments of a Member’s tax return shall be borne solely by the affected Member.

(c)            To the fullest extent permitted by law, DFP shall indemnify and hold harmless the Tax Matters Member from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) sustained or incurred as a result of any act or decision concerning DFP tax matters and within the scope of such Member’s responsibilities as Tax Matters Member, so long as such act or decision was not the result of gross negligence, fraud, bad faith or willful misconduct by the Tax Matters Member. The Tax Matters Member shall be entitled to rely in good faith on the advice of legal counsel as to the nature and scope of its responsibilities and authority as Tax Matters Member, and any act or omission of the Tax Matters Member in good faith pursuant to such advice shall in no event subject the Tax Matters Member to liability to DFP or either Member.

Section 10.2      Tax Audits/Special Assessments. If the United States federal tax return of either DFP, any direct or indirect subsidiary of DFP or an individual Member with respect to an item or items of DFP income, gain, loss and/or deduction potentially affecting the tax liability of any Member generally is subject to an audit by any Tax Authority, the Managing Member may, in the exercise of its business judgment, determine that it is necessary to contest proposed adjustments to such return or items. If such a determination is made, the Managing Member shall finance the contest of the proposed adjustments out of the available assets, to the extent available, or in such other manner as the Managing Member may determine, to the extent the Managing Member determines feasible.

Section 10.3      Tax Elections. DFP shall elect to deduct and amortize organizational costs under Section 709(b) of the Code. The Managing Member shall cause DFP and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election pursuant to Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax law) for each Taxable Year. The Managing Member shall take commercially reasonable efforts to cause each Person in which DFP owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year. The Managing Member shall have the authority to cause DFP to make a PTET Election in any jurisdictions it determines, in its sole discretion, would be desirable. Each Member will upon request supply any information reasonably necessary to give proper effect to any elections described in this Section 10.3.

Section 10.4      Adjustments of Capital Accounts. Notwithstanding anything herein to the contrary, the Capital Accounts of the Members may be adjusted by the Managing Member to reflect a revaluation of DFP property (including intangible assets such as goodwill) upon the occurrence of those events referred to in clause (b) of the definition of “Gross Asset Value” in the manner prescribed in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and the applicable provisions of the definition of “Gross Asset Value” and the definition of “Ordinary Profits” and “Ordinary Losses” (including by reference to this definition in the definition of “Capital Transaction Gain” and “Capital Transaction Loss”).

Article XI
MISCELLANEOUS

Section 11.1      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

Section 11.2      Entire Agreement. This Agreement, together with all appendices and exhibits hereto, and the DM Operating Agreement, including Exhibit A, Exhibit B and Exhibit C attached thereto, contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings and agreements of the parties with respect thereto. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

Section 11.3      Amendments. The Agreement may be amended or modified from time to time only by a written instrument adopted by the Managing Member. Subject to Section 12.3 of the DM Operating Agreement, no amendment to this Agreement shall, directly or indirectly, (i) adversely affect a Member in a manner different than its effect on all other Members, unless approved by unanimous consent of the Members, or (ii) subject a Member to personal liability for any obligations of DFP, without the prior consent of the affected Member.

Section 11.4      Choice of Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereto, and all matters arising out of or relating to this Agreement and/or any and all related documents shall be governed by, and construed and enforced in accordance with the substantive laws of the State of Delaware, without regard to its otherwise applicable principles of conflicts of laws. To the fullest extent permitted by law, the parties, INCLUDING ALL MEMBERS, hereto hereby irrevocably and unconditionally waive any rights they may have to a jury trial in any and all disputes whether arising hereunder or under any other agreements, notes, papers, instruments or documents heretofore or hereafter executed, whether similar or dissimilar.

Section 11.5      Notices. Except as otherwise provided in this Agreement, any notice, demand or communication required or permitted to be given in writing by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally or sent by facsimile transmission, by overnight courier or transmitted by email with receipt confirmed by telephone or electronic correspondence or receipt thereof, to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s address on file with DFP and to DFP at its principal place of business, or at such other address as a party may direct in writing.

Section 11.6      Headings and Captions. The headings and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

Section 11.7      Construction. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to the Agreement as a whole and not to a particular Article, Section or other provision hereof. The terms “Article” and “Section” refer to the specified Article or Section of this Agreement. The term “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term. The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, to the fullest extent permitted by law, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.

Section 11.8      No Waivers. The failure of any party hereto to insist upon strict performance of a covenant hereunder or of any obligation hereunder or to exercise any right or remedy hereunder, regardless of how long such failure shall continue, shall not be a waiver of such party’s right to demand strict compliance therewith in the future unless such waiver is in writing and signed by the party giving the same.

Section 11.9      Severability. If any provision of this Agreement or its application to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

Section 11.10      Publicity. No press release or other public announcement related to this Agreement or DFP or the transactions contemplated hereby shall be issued by any Member without the prior approval of the Managing Member, except that any Member may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange (in which case such Member shall make a reasonable effort to consult with the Members prior to making such disclosure).

Section 11.11      No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the parties to this Agreement and their respective successors and assigns, other than the provisions of Article VII, as to which each Indemnified Representative is an intended third party beneficiary.

Section 11.12      Further Assurances. Each Member shall execute all such certificates and other documents and shall do all such other acts as the Managing Member deems appropriate to comply with (a) the requirements of law for the formation of DFP, (b) any laws, rules, regulations and third-party requests relating to the acquisition, operation or holding of the property of DFP or (c) the intent and purposes of this Agreement.

Section 11.13      Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all of the parties had signed the same document, which delivery may be electronic. All counterparts shall be construed together and shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have executed this Third Amended and Restated Operating Agreement of Dynasty Financial Partners, LLC as of the day and year first above written.

DYNASTY FINANCIAL MANAGEMENT, LLC

By:
Name:
Title:

DYNASTY FINANCIAL PARTNERS INC.

By:
Name:
Title:

DEFINITIONS APPENDIX

“Act” means the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time.

“Affiliate” means, with respect to any Member or other Person, (i) any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Member or other Person, or (ii) a Family Member of such Member or other Person or a trust for the benefit of such Member or other Person or for the benefit of a Family Member of such Member or other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the ownership or control of securities possessing at least 50% of the voting power of all outstanding voting securities of a Person or the power to otherwise direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock or similar rights.

“Agreement” has the meaning set forth in the preamble.

“Applicable Percentage” means, when computing the amount of any Tax Distribution for any tax period, the highest combined United States federal, state and local income tax rate to which an individual residing in the City and State of New York would be subject on ordinary income and/or capital gain (as applicable) recognized by him/her in and/or during such tax period.

“Bankruptcy Event” has the meaning set forth in Section 3.14(b).

“Capital Account” means the capital account of a Member maintained as provided in Section 5.1.

“Capital Accounts Table” has the meaning set forth in Section 5.2.

“Capital Contributions” has the meaning set forth in Section 5.2.

“Capital Transaction” shall mean the sale, lease, transfer or other disposition not in the ordinary course of DFP’s and its direct and indirect subsidiaries’ respective business(s) of all, substantially all and/or a substantial portion of the assets of DFP (including its interest in, and/or the assets of, each of its direct and indirect subsidiaries), as same shall be reasonably determined by the Managing Member.

“Capital Transaction Gain” or “Capital Transaction Loss” shall mean an amount equal to DFP’s taxable gain or loss from (and/or resulting from) a Capital Transaction, by taking into account only such income, gain, loss and deductions from and/or resulting from such Capital Transaction by applying rules analogous to the rules set forth in clauses (a) through (g) of the definition “Ordinary Profits” and “Ordinary Losses”.

“Certificate” means DFP’s Certificate of Formation on file with the Secretary of the State of Delaware, as it may be amended and/or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as it may be amended or replaced from time to time.

“Deductions” means gross items of deduction for any Fiscal Year as determined under United States federal income tax accounting principles.

“Depreciation” shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for United States federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for United States federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the United States federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis. In the event that the United States federal income tax depreciation, amortization or other cost recovery deduction is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DFP” has the meaning set forth in the preamble.

“Distributable Capital Transaction Proceeds” shall mean the aggregate proceeds, revenues, payments, distributions and other amounts received by DFP from (and/or otherwise in respect of) a Capital Transaction (as the Managing Member shall reasonably determine), less the portion of such proceeds, revenues, payments, distributions and other amounts: (a) used to pay (and/or set aside for the payment of) any and all legal, accounting, brokerage, overhead and other fees, commissions and expenses of, and/or resulting from, such Capital Transaction; (b) used to repay (and/or set aside for the repayment of) any and all DFP indebtedness; (c) that the Managing Member determines to use for the funding (and/or to set aside and/or retain for the funding of) future investments and/or capital expenditures; and (d) that the Managing Member determines for DFP to set aside and/or retain as reserves for Tax Distributions and/or the payment of any debts, liabilities and expenses of DFP (whether contingent or fixed, choate or inchoate) or, otherwise, for any other DFP purpose as the Managing Member shall determine. “Distributable Capital Transaction Proceeds” shall include any such proceeds, revenues, payments, distributions and other amounts otherwise derived from a Capital Transaction that were previously set aside and/or retained by DFP (whether as reserves or otherwise) and that the Managing Member determines to no longer be necessary or desirable for DFP to retain and which the Managing Member determines can be distributed as Distributable Capital Transaction Proceeds.

“Distributable Ordinary Proceeds” shall mean the gross proceeds, revenues, payments, distributions and other amounts received by DFP (whether in cash or other property) from all sources (but not including any proceeds, revenues, payments, distributions and other amounts received from, and/or otherwise in respect of, a Capital Transaction, as the Managing Member shall reasonably determine), less the portion of such proceeds, revenues, payments, distributions and other amounts: (a) used to pay (and/or set aside for the payment of) any and all of the operating expenses, expenditures and debt service of DFP; (b) that the Managing Member determines to use for the funding (and/or to set aside and/or retain for the funding of) future investments, future debt payments (or prepayments) and/or capital expenditures; and (c) that the Managing Member determines for DFP to set aside and/or retain as reserves for Tax Distributions and/or the payment of any debts, liabilities and expenses of DFP (whether contingent or fixed, choate or inchoate) or, otherwise, for any other DFP purpose as the Managing Member shall determine. “Distributable Ordinary Proceeds” shall include any such proceeds, revenues, payments, distributions and other amounts that would have otherwise constituted “Distributable Ordinary Proceeds” and that the Managing Member determines to no longer be necessary or desirable for DFP to retain and which the Managing Member determines can be distributed as Distributable Ordinary Proceeds.

“Distribution” means, with respect to any Member, the amount of money, and the distribution date Fair Market Value of any property other than money, distributed (whether as Distributable Ordinary Proceeds, Distributable Capital Transaction Proceeds, Tax Distributions or otherwise) to such Member by DFP (net of associated liabilities assumed by such Member).

“DM” has the meaning set forth in the preamble.

“DM Membership Units” has the meaning set forth in Section 4.1(b).

“DM Operating Agreement” means the operating agreement of DM, dated [•], as it may be amended from time to time.

“Economic PubCo Security” has the meaning set forth in Section 4.2(a).

“Equity Securities” means, with respect to any Person, any (i) membership interests or shares of capital stock, (ii) equity, ownership, voting, profit or participation interests or (iii) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.

“Exchange Agreement” has the meaning set forth in the DM Operating Agreement.

“Existing LLC Agreement” has the meaning set forth in the recitals.

“Expense Reimbursement Agreement” means that certain Expense Reimbursement Agreement, dated as of [•], 2022, by and between DFP and PubCo.

“Fair Market Value” means, with respect to any property or asset, the amount a willing buyer would pay a willing seller for such property or asset, where neither the buyer nor the seller is under any compulsion to buy or sell and both are aware of all of the material facts with respect to the property, as same shall be reasonably determined by the Managing Member.

“Family Member” means, as to any individual, any (i) lineal descendant, parent, grandparent or sibling of such individual, (ii) any spouse of the persons named in clause (i) or descendants of such spouse and (iii) any trust or family limited partnership, the beneficiaries or beneficiary of which constitute such individual and/or one or more persons described in clauses (i) and (ii).

“Final Distribution” has the meaning set forth in Section 4.4(e).

“Fiscal Quarter Payment Date” means March 31, June 30, September 30 and December 31.

“Fiscal Year” has the meaning set forth in Section 1.8.

“Gross Asset Value” shall mean, with respect to any asset, the adjusted basis of such asset for United States federal income tax purposes, except as follows:

(a)            The initial Gross Asset Value of any asset contributed by a Member to DFP shall be the gross Fair Market Value of such asset.

(b)            The Gross Asset Values of all DFP assets shall be adjusted to equal their respective gross Fair Market Values (taking Code Section 7701(g) into account), as of the following times: (i) in connection with a contribution of money or other property (other than a de minimis amount) to DFP by a new or existing Member as consideration for a Membership Unit (or portion thereof); or (ii) in connection with the liquidation of DFP or a distribution of money or other property (other than a de minimis amount) by DFP to a retiring or continuing Member as consideration for a Membership Unit (or portion thereof).

(c)            The Gross Asset Value of any asset of DFP distributed to a Member shall be the gross Fair Market Value of such asset on the date of distribution.

(d)            The Gross Asset Values of DFP’s assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or 743(b) of the Code should DFP make an election under Section 754 of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(e)            If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

“Income” means items of gross income and gain for any Fiscal Year as determined under United States federal income tax accounting principles.

“Indemnified Capacity” means any and all past, present and future service by an Indemnified Representative to DFP, PubCo, DM or their Subsidiaries.

“Indemnified Representative” means any Member (including, for the avoidance of doubt, the Managing Member), officer or director of the Managing Member, manager, former member of the board of managers or officer of DFP and any other Person designated as an Indemnified Representative by the Managing Member (which may, but need not, include any Person serving at the request of DFP as a Member, manager, shareholders, partner, officer, employee, agent, fiduciary or trustee of any Person).

“IPO” has the meaning set forth in the recitals.

“Liability” means any loss, damage, judgment, amount paid in settlement, fine, penalty, tax or cost or expense of any nature (including attorneys’ fees and disbursements).

“Liquidation Event” has the meaning set forth in Section 4.4(a).

“Managing Member” means PubCo, in its capacity as managing member of DFP.

“Member” has the meaning set forth in the preamble, and includes any additional member of DFP or substitute member of DFP, each in its capacity as a member of DFP. For the avoidance of doubt, the use of the term “Member” herein includes the Managing Member.

“Membership Unit” refers to one unit which represents a fractional share of the entire limited liability company interests of DFP at any particular time, including the Members’ rights to any and all benefits to which the Members may be entitled as provided in this Agreement, together with the obligations of the Members to comply with all the terms and provisions of this Agreement. Each Membership Unit shall be identical and represent an identical fractional share except with respect to vesting conditions as set forth in Section 4.1(a).

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Ordinary Profits” and “Ordinary Losses” shall mean, for each Fiscal Year, an amount equal to DFP’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)            Any income of DFP that is exempt from United States federal income tax and not otherwise taken into account in computing Ordinary Profits or Ordinary Losses pursuant to this definition of Ordinary Profits and Ordinary Losses shall be added to such taxable income or loss;

(b)            Any expenditures of DFP described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1 (b)(2)(iv)(i), and not otherwise taken into account in computing Ordinary Profits or Ordinary Losses pursuant to this definition of Ordinary Profits and Ordinary Losses shall be subtracted from such taxable income or loss;

(c)            In the event the Gross Asset Value of any items of DFP property is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of property) from the disposition of such item of property and shall be taken into account for purposes of computing Ordinary Profits or Ordinary Losses, as applicable;

(d)            Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for United States federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted United States federal income tax basis of such property differs from its Gross Asset Value;

(e)            In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(f)            To the extent an adjustment to the adjusted tax basis of any item of DFP property pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Unit, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the United States federal income tax basis of the item of property) or loss (if the adjustment decreases such basis) from the disposition of such item of property and shall be taken into account for purposes of computing Ordinary Profits or Ordinary Losses; and

(g)            Any amounts paid by DFP with respect to any PTET (including pursuant to a PTET Election) shall be disregarded in computing the amount of any item of income, gain, loss or deduction with respect to DFP to be allocated pursuant to Article VIII and to be reflected in the Capital Accounts of the Members.

Notwithstanding any other provision of this definition, neither: (x) any items that are specially allocated pursuant to Section 8.2 or 8.3 hereof; nor (y) any and all items (and deemed items) of income, gain, loss and deductions from or in respect of any Capital Transaction and/or otherwise taken into account in determining “Capital Transaction Gain” or “Capital Transaction Loss”, shall be taken into account in computing Ordinary Profits or Ordinary Losses.

The amounts of the items of DFP income, gain, loss, or deduction available to be specially allocated pursuant to Section 8.2 or 8.3 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (g) above.

“Paired Unit” has the meaning set forth in the Exchange Agreement.

“Percentage Interest” means a Member’s aggregate Membership Units (whether vested or unvested), expressed as a percentage of all issued and outstanding Membership Units (including unvested Membership Units).

“Person” means any person, firm, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, association, trust, estate, custodian, nominee, joint venture, foreign business organization or other individual or entity.

“Proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of DFP, a class of its Members or security holders or otherwise.

“PTET” means an entity-level tax imposed by any jurisdiction on an entity treated as a passthrough entity for U.S. federal income tax purposes in lieu of a tax on one or more of such entity’s partners, members or owners.

“PTET Election” means, with respect to a given jurisdiction, an election for DFP to be subject to a PTET as described in Notice 2020-75 and any regulations promulgated thereunder. For the avoidance of doubt, a PTET Election excludes any election made under Treasury Regulations Section 301.7701-3.

“PubCo” has the meaning set forth in the preamble.

“Restructuring” has the meaning set forth in the recitals.

“Restructuring Effective Time” means the date and time specified in the Merger Agreement.

“Section 704(c) Assets” has the meaning set forth in Section 8.3(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Equity Securities or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For the avoidance of doubt, DM is not a Subsidiary of PubCo.

“Target Final Balance” has the meaning set forth in Section 4.4(e).

“Tax Authority” has the meaning set forth in Section 9.4.

“Tax Distribution” has the meaning set forth in Section 9.2.

“Tax Matters Member” has the meaning set forth in Section 10.1(a).

“Taxable Year” means DFP’s taxable year or period ending December 31 (or part thereof, in the case of DFP’s last taxable year), or such other year or period as is determined by the Managing Member in compliance with Code Section 706.

“Transfer” means, subject to the exclusion in Section 6.1, with respect to a Membership Unit, the voluntary or involuntary sale, assignment, transfer, pledge, encumbrance, granting of a security interest or other disposition of any Membership Units.

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of succeeding regulations).